Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and the financial statements and notes thereto appearing elsewhere in this Annual Report on Form 10-K. This Annual Report on Form 10-K contains forward-looking statements that involve risks and uncertainties. The statements contained in this annual report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Without limiting the foregoing, the words “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this Annual Report on Form 10-K are based on information available to us up to, and including the date of this document, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Factors That May Affect Future Results” and elsewhere in this Form 10-K. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the Securities and Exchange Commission.

Overview

We provide a comprehensive set of solutions for financial business process management (fBPM). Our solutions are designed for a wide range of businesses from single-site to large multi-site enterprises. Our products are sold on either a perpetual license or subscription basis.

In fiscal year 2004, we improved our operating results through revenue growth and management of expenses. Our revenue increased from $71.3 million to $82.1 million. The revenue increase was attributable to our acquisition of Create!form (a component of our Licensed Technology segment) during the year, and foreign exchange rate fluctuations. We derived approximately 44% of our revenue through international subsidiaries. We expect revenue to grow approximately 10% in fiscal year 2005 and see potential for further revenue growth through market opportunities such as the BACSTEL IP conversion currently underway in the United Kingdom.

Our net loss decreased from $27.8 million in fiscal year 2003 to $2.4 million in fiscal year 2004. This decrease was principally due to the absence, in fiscal year 2004, of a $13.8 million goodwill impairment charge recorded in fiscal year 2003 along with improved overall operating results in fiscal year 2004. Our fiscal year 2004 results include approximately $5.2 million of acquisition related charges in the form of amortization of intangible assets ($4.3 million), in-process research and development ($842,000) and stock compensation expense ($41,000). We expect net income to be between $1.9 million and $2.6 million in fiscal year 2005.

Revenue Sources

Our revenues are primarily derived from the following three sources:

•	Software License Fees. Software license revenues, which we derive from our software applications, are generally based on the number of software applications and user licenses purchased. Fees from the sale of software licenses are generally recognized upon delivery of the software to the customer. However, certain of our software arrangements, primarily those involving NetTransact and WebSeries Electronic Banking, are often recognized on a percentage of completion basis over the life of the project because they require significant customization and modification and involve extended implementation periods. The majority of our software license revenue is derived within our Licensed Technology segment, and this revenue stream carries significantly higher profit margins than our other sources of revenue.

•	Service and Maintenance Fees. We derive service and maintenance revenues from consulting, design, project management and training fees; customer support and maintenance fees; customer-specific customization of our products; and transactional service fees from our Legal eXchange product and our other transactional based product offerings. Revenues relating to custom consulting, design and service fees are normally recognized at the time services are rendered. Software maintenance fees are established as a percentage, typically 15%-20%, of the list price for the software license, and are prepaid annually. Support and maintenance agreements generally have a term of 12 months, renewable annually, and we recognize revenue related to customer support and maintenance fees ratably over the applicable maintenance period. Professional services revenues associated with software license arrangements that include significant customization and modification are generally recognized on a percentage of completion basis over the life of the project. Revenues relating to our WebSeries Legal e-Billing product and our other transactional-based product offerings are reported within our Outsourced Solutions segment and are generally recognized at the time transactions are processed. Certain of our offerings, particularly our outsourced and transactional service offerings, require customers to pay a non-refundable set up or installation fee. In such cases, since the up-front payment does not reflect a separate earnings process by Bottomline, these fees are deferred and are recognized as revenue over the estimated life of the customer relationship, which is generally not more than four years.

•	Equipment and Supplies Revenues. We derive equipment and supplies revenues from the sale of printers, check paper and magnetic ink character recognition toners. These revenues are normally recognized at the time of delivery. Equipment and supplies revenue also includes postage and shipping related charges billed to customers.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation in our consolidated financial statements.

Critical Accounting Policies and Significant Judgments and Estimates

We believe that several accounting policies are important to understanding our historical and future performance. We refer to such policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used. These critical accounting policies and estimates relate to revenue recognition and goodwill and intangible assets. These critical policies, and our procedures related to these policies, are discussed below. In addition, refer to Note 2 to the accompanying consolidated financial statements for a discussion of all of our significant accounting policies.

Revenue Recognition

We derive our revenues from the sale of software licenses, professional services, software maintenance and equipment and supplies. We recognize revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed and determinable and collectibility is probable. We consider a non-cancelable fully executed agreement or customer purchase order to be persuasive evidence of an arrangement. We consider delivery to have occurred upon transfer of product title to the customer, or completion of services rendered. We consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the customer (excluding our long-term contract arrangements for which revenue is recorded on a percentage of completion basis, our normal payment terms do not exceed 90 days). We consider collection to be probable if our internal credit analysis indicates that the customer will be able to pay amounts as they become due under the arrangement.

Our sales arrangements can contain multiple revenue elements, such as software licenses, professional services, and software maintenance. Revenue earned on software arrangements involving multiple elements which qualify for separate element treatment is allocated to each element based on the relative fair values of those elements. Revenue allocated to the software element is based on the “residual” method, under which revenue equal to the fair value of professional services and software support is allocated to those items and recognized as revenue as those items are delivered. Any “residual” or remaining portion of the total arrangement fee is then allocated to the software license element. Revenue is recognized for each element when the aforementioned revenue recognition criteria have been met.

Certain of our software development arrangements require significant customization and modification and extended implementation periods. These arrangements do not qualify for separate element revenue recognition treatment, as described above, and instead must be accounted for under contract accounting. Under contract accounting, companies must select from two generally accepted methods of accounting: the completed contract method and the percentage of completion method. The completed contract method recognizes revenue only upon contract completion, and all project costs and revenues are reported as deferred items in the balance sheet until that time. The percentage of completion method recognizes revenue on a contract as the work progresses, as a percentage of cumulative costs incurred compared to the total estimated project costs.

We have historically used the percentage of completion method of accounting for our long-term and custom contracts, since we believe that we can make reasonably dependable estimates of progress toward completion. Progress is measured based on cumulative costs incurred, as measured at the end of each reporting period, as a percentage of total expected project costs. Accordingly, the revenue we record in any reporting period for sales arrangements accounted for on a percentage of completion basis is dependent upon our estimates of the remaining costs that will be incurred in fulfilling our contractual obligations. Our estimates of total contract costs at the end of any reporting period could prove to be materially different from final actual contract costs, as determined only at subsequent stages of project completion. To mitigate this risk, we solicit the input of our project professional staff on a monthly basis, as well as at the end of each reporting period, for purposes of evaluating estimates toward completion, so that our estimates are always based on the most recent cost projections available.

Goodwill and Intangible Assets

Effective July 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) relating to goodwill and intangible assets. We were required to perform a transitional impairment test upon adoption to determine the amount of goodwill impairment, if any. Based on the results of this impairment test, we recorded an impairment charge of $13.8 million associated with goodwill in the Bottomline Europe reporting unit. This amount was recorded as a cumulative effect of a change in accounting principle in our consolidated statement of operations.

We were required to calculate the fair value of our reporting units in connection with the impairment review. The principal component of each fair value calculation is the determination of discounted future cash flows, and there are a number of variables that we considered for purposes of projecting these future cash flows. There is inherent uncertainty involved with this estimation process, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. The particularly sensitive components of these estimates include, but are not limited to:

•	the selection of an appropriate discount rate;

•	the required return on all assets employed by the valued asset to generate future income streams;

•	our projected overall revenue growth and mix of revenue;

•	our gross margin estimates (which are highly dependent on our mix of revenue);

•	the level of Bottomline US products that will be sold by Bottomline Europe;

•	our software product life cycles;

•	the attrition rate of our customers, particularly those who contribute to our recurring revenue streams (such as software maintenance);

•	our planned level of operating expenses; and

•	our effective tax rate.

The use of different assumptions or projections, in some or all of the areas noted above, would likely have resulted in different fair value results, thus affecting our determination of overall goodwill impairment.

We are required to test our goodwill at least annually for impairment and we performed this review during the fourth quarter of our 2004 fiscal year. Based on our fourth quarter review, we concluded that there was no goodwill impairment. At June 30, 2004, our goodwill carrying value was $13.4 million in our US reporting unit and $12.8 million in our UK reporting unit. There can be no assurance that there will not be additional impairment charges recorded in subsequent periods as a result of our periodic impairment reviews.

In addition to our goodwill review, we also perform periodic reviews of the carrying value of our other intangible assets. These intangible assets consist of acquired core technology, and customer related intangibles such as acquired customer lists and customer contracts. We specifically consider whether any indicators of impairment are present, including:

•	whether there has been a significant decrease in the market price of an asset;

•	whether there has been a significant adverse change in the extent or manner in which an asset is used; and

•	whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate must be made, to ensure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity, similar to that which accompanies our goodwill valuation process. At June 30, 2004, the carrying value of our intangible assets, excluding goodwill, was $8.5 million. None of these assets were deemed to be impaired.

Valuation of Acquired Intangible Assets

In connection with our acquisition of Createform in September 2003 and our acquisition of Albion Business Machines Ltd. (ABM) in May 2004, we recorded in-process research and development charges of $789,000 and $53,000, and recorded several other intangible assets relating to acquired core technology and customer related intangible assets. The valuation process used to calculate the values assigned to the in-process research and development and the acquired intangible assets is complex and involves significant estimates relative to our financial projections. The principal component of the valuation process is the determination of discounted future cash flows, and there are a number of variables that we considered for purposes of projecting these future cash flows. There is inherent uncertainty involved with this estimation process, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. Further, the projections required for the valuation process normally require a ten-year forecast, which exceeds our normal internal planning and forecasting timeline. The particularly sensitive components of these estimates include, but are not limited to:

•	the selection of an appropriate discount rate;

•	the required return on all assets employed by the valued asset to generate future income streams;

•	our projected overall revenue growth and mix of revenue;

•	our gross margin estimates (which are highly dependent on our mix of revenue);

•	our technology and product life cycles;

•	the attrition rate of our customers, particularly those who contribute to our recurring revenue streams (such as software maintenance);

•	our planned level of operating expenses; and

•	our effective tax rate.

Recent Accounting Pronouncements

In November 2002, the Emerging Issues Task Force reached consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The guidance of EITF 00-21 is applicable to agreements entered into in fiscal periods beginning after June 15, 2003 (fiscal 2004 for us) and companies are permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle. The adoption of EITF 00-21 on July 1, 2003 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses the financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that costs associated with an exit or disposal activity be recognized when a liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The adoption of SFAS 146 did not have a material impact on our consolidated financial statements.

Effective January 1, 2003, we adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and requires new disclosures related to guarantees. The initial recognition and measurement provisions of FIN 45 were effective for guarantees issued or modified after December 31, 2002. Additionally, new disclosure requirements applicable to all guarantees subject to the scope of FIN 45, including guarantees that arose prior to December 31, 2002, are effective for financial statements issued for periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on our consolidated financial statements, however, we have modified the disclosures in our consolidated financial statements as required by the pronouncement.

Effective January 1, 2003, we adopted SFAS No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS 148 provides for alternative methods of voluntary transition to the fair value based method of accounting for stock-based employee compensation, and it requires more prominent disclosures, in both interim and annual financial statements, about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results. SFAS 148 is effective for interim periods beginning after December 15, 2002, and for annual periods ending after December 15, 2002. The adoption of SFAS 148 did not have a material impact on our consolidated financial statements, since we elected to continue to account for our stock based compensation using the intrinsic value method prescribed in APB 25. However, we have modified the disclosures in our consolidated financial statements as required by the pronouncement.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51”, and in December 2003, the FASB issued a revised Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, (collectively FIN 46), both of which address consolidation of variable interest entities. FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other interests in the entity. Previously, entities were generally consolidated by an enterprise only when it had a controlling financial interest through ownership of a majority of the voting interests in the entity. The consolidation requirements of FIN 46 apply to variable interest entities created after January 31, 2003 and to older entities in the first fiscal year or interim period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires an issuer to classify specified financial instruments with characteristics of both liabilities and equity as liabilities that were previously classified either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material effect on our consolidated financial statements.

In December 2003, the SEC issued Staff Accounting Bulletin No. (“SAB”) 104, “Revenue Recognition,” which supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The issuance of SAB 104 reflects the concepts contained in EITF 00-21; the other revenue recognition concepts contained in SAB 101 remain largely unchanged. The adoption of SAB 104 during fiscal 2004 did not have a material impact on our consolidated financial statements.

In March 2004, the Emerging Issues Task Force reached consensus on EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, which sets forth a basic model to evaluate whether investments within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, are other-than temporarily impaired. The guidance of EITF 03-1 will be applied prospectively to all current and future investments in interim or annual reporting periods beginning after June 15, 2004 (fiscal 2005 for us). We do not expect the adoption of EITF 03-1 to have a material impact on our consolidated financial statements.

Results of Operations

The following table sets forth, for the fiscal years indicated, the percentage relationships that selected items in the Consolidated Statements of Operations bear to total revenues.

	Percentages of Total Revenues
	Fiscal Year Ended June 30,
	2002	2003	2004
Revenues:
Software licenses	21.7%	18.3%	17.5%
Service and maintenance	51.6	57.3	62.5
Equipment and supplies	26.7	24.4	20.0

Total revenues	100.0	100.0	100.0

Cost of revenues:
Software licenses	2.0	2.7	2.0
Service and maintenance	25.0	28.6	26.2
Equipment and supplies	19.5	19.1	16.2

Total cost of revenues	46.5	50.4	44.4

Gross profit	53.5	49.6	55.6
Operating expenses:
Sales and marketing	26.4	25.8	25.7
Product development and engineering
Product development and engineering	18.6	15.2	12.4
In-process research and development	—	—	1.0
Stock compensation expense	0.6	0.1	—
General and administrative	14.9	15.5	14.4
Amortization of intangible assets	45.4	12.4	5.2

Total operating expenses	105.9	69.0	58.7

Loss from operations	(52.4)	(19.4)	(3.1)
Other income (expense), net	0.1	(0.3)	0.4

Loss before provision for income taxes and cumulative effect of accounting change	(52.3)	(19.7)	(2.7)
Provision for income taxes	0.1	0.1	0.2

Loss before cumulative effect of accounting change	(52.4)	(19.8)	(2.9)
Cumulative effect of accounting change	—	(19.3)	—

Net loss	(52.4)%	(39.1)%	(2.9)%

Fiscal Year Ended June 30, 2004 Compared to Fiscal Year Ended June 30, 2003

Revenues by Segment

As a result of a change in how financial information was reported to and used by our chief operating decision makers, we are presenting segment financial information. Our three reportable segments are: Licensed Technology, Outsourced Solutions and Tailored Solutions. The following table represents our revenues by segment for the year ended June 30, 2004. Segment information prior to 2004 has not been presented, since our financial systems did not track financial information on a segment basis prior to 2004 and therefore it is impracticable to provide such information for prior fiscal years.

	(in thousands)	As % of total Revenues
Licensed Technology	$58,721	71.5
Outsourced Solutions	14,099	17.2
Tailored Solutions	9,312	11.3

Total revenues	$82,132	100.0

A measure of segment profit or loss, is as follows:

(in thousands)
Licensed Technology	$4,302
Outsourced Solutions	(639)
Tailored Solutions	(1,040)

Total measure of segment profit	$2,623

The measure of segment profit noted above is on a pre-tax basis, and excludes certain acquisition related expenses such as amortization of intangible assets, charges related to acquired in-process research and development and stock compensation expense associated with stock options assumed in prior business acquisitions. A reconciliation of the segment measure of profit to our consolidated loss before income tax expense is included within the notes to our consolidated financial statements (Note 11).

The segment profit associated with our Licensed Technology segment is derived in large part from the profit contribution from software license revenues (which yield significantly higher profit margins than our other revenue streams) and from the profit associated with the on-going, recurring revenue associated with the support and maintenance of our installed customer base. Conversely, our Tailored Solutions and Outsourced Solutions segments, which have a much lower contribution of software revenues, have incurred losses for 2004. While we anticipate that the Tailored Solutions and Outsourced Solutions segments will ultimately grow and move toward profitability, we believe that for 2005 the majority of segment profit will continue to be generated by the Licensed Technology segment.

From a revenue and profit growth standpoint we believe that our Licensed Technology segment will grow as a result of the BACSTEL-IP initiative in the UK. This initiative relates to a new electronic payment standard in the UK that requires all businesses in the UK to migrate to the new payment protocol by the end of 2005. Similarly, we believe that revenues from our Outsourced Solutions segment will also grow and that segment will move toward profitability as our Legal eXchange products continue to gain market share in the US.

Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Revenues:
Software licenses	$13,021	$14,366	$1,345	10.3
Service and maintenance	40,865	51,364	10,499	25.7
Equipment and supplies	17,379	16,402	(977)	(5.6)

Total revenues	$71,265	$82,132	$10,867	15.2

The majority of the revenue increase was due to the contribution of revenue from Createform (acquired in September 2003) and an increase in the foreign currency exchange rate in the UK, which had the effect of increasing pound-denominated revenue when reported in US dollars, offset in part by a decrease in sales associated with our legacy payment offerings. All Createform revenues are part of our Licensed Technology Segment. Revenues, based on the point of sale rather than the location of the customer, were $45.9 million in the US, $34.9 million in the UK and $1.3 million in Australia for the fiscal year ended June 30, 2004. Revenues based on the point of sale for the fiscal year ended June 30, 2003 were $41.0 million in the US and $30.3 million in the UK.

Software Licenses. The increase in software license revenues was due principally to the contribution of revenue from Createform and, to a lesser extent, an increase in the foreign currency exchange rate in the UK. This increase was partially offset by a decrease in license fees from our legacy payment products and, to a lesser extent, a decrease in our WebSeries licenses in the US. Based on current plans, we anticipate that software license revenues will increase in fiscal year 2005.

Service and Maintenance. The increase in service and maintenance revenues in dollars and as a percentage of revenues was due principally to an increase in professional service and transaction revenues generated from customers who utilize our WebSeries and Legal eXchange® products in the US, the contribution of professional services and software maintenance revenues generated by Createform, an increase in the foreign currency exchange rate in the UK and an increase in professional services associated with a large contract in the UK. The increase in service and maintenance revenues was partially offset by a decrease in the professional services associated with our legacy products in the US as a result of declining software license fees on those products. Based on current plans, we anticipate that service and maintenance revenues will increase in fiscal year 2005.

Equipment and Supplies. The decrease in equipment and supplies revenues in dollars and as a percentage of revenues was due principally to the continued migration of US and UK customers to our web-based products and solutions, which are not equipment and supplies intensive, offset in part by an increase in the foreign currency exchange rate in the UK. Based on current plans, we anticipate that equipment and supplies revenues will decrease from fiscal year 2004 levels.

Cost of Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Cost of revenues:
Software licenses	$1,936	$1,678	$(258)	(13.3)
Service and maintenance	20,358	21,456	1,098	5.4
Equipment and supplies	13,615	13,312	(303)	(2.2)

Total cost of revenues	$35,909	$36,446	$537	(1.5)

Gross profit	$35,356	$45,686	$10,330	29.2

Software Licenses. Software license costs consist of expenses incurred by us to manufacture, package and distribute our software products and related documentation and costs of licensing third party software that is incorporated into or sold with certain of our legacy products. Software license costs decreased to 12% of software license revenues in the fiscal year ended June 30, 2004 compared to 15% in the fiscal year ended June 30, 2003. The decrease in software license cost of revenues was due primarily to the decrease in software products licensed in the UK, which have historically had a higher cost of sale due in part to third party software which is incorporated into and sold with these products, partially offset by an increase in software license cost of revenues within the Licensed Technology segment as a result of the sale of Createform software. Based on current product plans, we anticipate that fiscal year 2005 software license costs, as a percentage of revenues, will approximate fiscal year 2004 levels.

Service and Maintenance. Service and maintenance costs include salaries and other related costs for our customer service, maintenance and help desk support staffs, as well as third party contractor expenses used to complement our professional services team. Service and maintenance costs decreased to 42% of service and maintenance revenues in the fiscal year ended June 30, 2004 compared to 50% of service and maintenance revenues in the fiscal year ended June 30, 2003. The decrease in service and maintenance costs was attributable to reduced personnel costs resulting from headcount reductions in both the US and UK and reduced costs on several long-term revenue contracts in the US, offset by expenses associated with Createform personnel and an increase in the foreign currency exchange rate in the UK. Based on current product plans, we anticipate that fiscal year 2005 service and maintenance costs, as a percentage of revenues, will decrease from fiscal 2004 levels.

Equipment and Supplies. Equipment and supplies costs include the costs associated with equipment and supplies that we resell, as well as freight, shipping and postage costs associated with the delivery of our products. Equipment and supplies costs increased to 81% of equipment and supplies revenues in the fiscal year ended June 30, 2004 compared to 78% of equipment and supplies revenues in the fiscal year ended June 30, 2003. The increase in equipment and supplies costs as a percentage of equipment and supplies revenue was attributable to reduced profit margins in the UK, resulting principally from an increase in shipping and postage costs which carry no gross margin and due to reduced profit margins in the US, resulting from selling price pressures on equipment and supplies that we resell to our customers. Based on current product plans, we anticipate that fiscal year 2005 equipment and supplies costs, as a percentage of revenues, will approximate fiscal year 2004 levels.

Operating Expenses

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Operating expenses:
Sales and marketing	$18,372	$21,062	$2,690	14.6
Product development and engineering
Product development and engineering	10,836	10,171	(665)	(6.1)
In-process research and development	—	842	842	—
Stock compensation expense	71	41	(30)	(42.3)
General and administrative	11,088	11,830	742	6.7
Amortization of intangible assets	8,830	4,277	(4,553)	(51.6)

Total operating expenses	$49,197	$48,223	$(974)	(2.0)

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations, marketing materials and trade shows. The increase in sales and marketing expenses was attributable to the operations of Createform and, to a lesser extent, an increase in the foreign currency exchange rate in the UK. This increase was offset in part by a decrease in personnel costs as a result of headcount reductions in the US and UK. We anticipate that sales and marketing expenses will decrease, as a percentage of revenues, in fiscal year 2005.

Product Development and Engineering. Product development and engineering expenses consist primarily of personnel costs to support product development, which continues to be focused on enhancements and revisions to our products based on customer feedback and general marketplace demands. The decrease in product development and engineering expenses was primarily the result of decreased personnel costs as a result of reduced headcount primarily in the US and, to a lesser extent, in the UK, offset in part by product development and engineering expenses attributable to Createform, increased contract labor costs and reduced utilization of research and development personnel on billable customer projects, the cost of which is classified as a component of cost of revenues. We anticipate that product development and engineering expenses will decrease, as a percentage of revenues, in fiscal year 2005.

In-Process Research and Development. In-process research and development of $842,000 in the fiscal year ended June 30, 2004 represents the expense associated with acquired in-process research and development of Createform of $789,000 and ABM of $53,000. There was no comparable expense in the fiscal year ended June 30, 2003. The in-process research and development projects were valued using an income approach, which included the application of a discounted cash flow methodology. Using this methodology, the value of in-process technology is comprised of the total present value of the future cash flow stream attributable to this technology over its anticipated life. As a basis for the valuation process, we made estimates of the revenue stream to be generated in each future period and the corresponding operating expenses and other charges, such as income taxes, that will be incurred to support this revenue stream. Based upon these assumptions, the projected cash flow streams relating to the in-process research and development were discounted to present value using a risk adjusted discount rate.

Stock Compensation Expense. In connection with our acquisition of Flashpoint in August 2000, we assumed all of the outstanding common stock options of Flashpoint, which were exchanged for our common stock options, and recorded deferred compensation of $1.3 million at the date of acquisition relating to the intrinsic value of the unvested options. The deferred compensation is being amortized to expense over the remaining vesting period of the options. The decrease in stock compensation expense was due principally to the forfeiture of unvested stock options as a result of employee separations. The remaining unamortized deferred compensation balance of $14,000 at June 30, 2004 will be fully amortized during fiscal year 2005.

General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for operations and finance employees and legal and accounting services. The increase in general and administrative expenses was the result of the expense contribution from Createform and an increase in the foreign currency exchange rate in the UK, partially offset by lower personnel costs in the US and in the UK resulting from headcount reductions and reduced facility costs in the US as a result of closing certain offices. We anticipate that general and administrative expenses will decrease, as a percentage of revenues, in fiscal year 2005.

Amortization of Intangible Assets. The decrease in amortization expense was due principally to certain intangible assets of Bottomline Europe that became fully amortized in the three months ended September 30, 2003. We anticipate approximately $3.0 million of amortization expense for the fiscal year 2005.

Other Income (Expense), Net

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2003	2004	2004 Compared to 2003
	(in thousands)		(in thousands)%
Interest income	$272	$199	$(73)	(26.8)
Interest expense	(28)	(14)	14	50.0
Other, net	(433)	103	536	123.8

Other income (expense), net	$(189)	$288	$477	252.4

Interest Income. The decrease in interest income was attributable to a decrease in the rate of return, due to declining interest rates, on our investments during fiscal year 2004.

Interest Expense. Interest expense relates predominantly to interest associated with a promissory note that we assumed in connection with the acquisition of certain assets of eVelocity in May 2002. The third and final principal and interest payment on this promissory note was made on February 15, 2004.

Other Income (Expense), Net. Other income (expense), net consists of foreign currency transaction gains and losses and losses on our equity investments. The other income (expense), net included impairment losses on our equity investments, which we judged to be other than temporary, in the amounts of $35,000 and $629,000 in the fiscal years ended June 30, 2004 and June 30, 2003. The investments are in non-public entities accounted for under the cost method. The carrying value of all of our equity investments was approximately $36,000 at June 30, 2004 and $71,000 at June 30, 2003.

Provision for Income Taxes. The provision for income taxes consists of a small amount of US state tax expense, which will be incurred irrespective of our net operating loss position, and a provision for income taxes in Australia. For the fiscal year ended June 30, 2004, our income tax loss carry-back had been fully utilized. Accordingly, we have maintained a full valuation allowance for our deferred tax assets since, based on the available evidence, we believe that our deferred tax assets are less likely, rather than more likely, to be realized.

Net Loss. The decrease in the net loss was primarily due to the contribution of revenue from Createform, an increase in the foreign currency exchange rate in the UK, cost control initiatives undertaken in recent fiscal years and the adoption of SFAS 142 under which goodwill is no longer subject to recurring amortization. We anticipate generating net income in fiscal year 2005, principally as the result of higher revenue and lower amortization expense.

Fiscal Year Ended June 30, 2003 Compared to Fiscal Year Ended June 30, 2002

Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Revenues:
Software licenses	$16,023	$13,021	$(3,002)	(18.7)
Service and maintenance	38,169	40,865	2,696	7.1
Equipment and supplies	19,794	17,379	(2,415)	(12.2)

Total revenues	$73,986	$71,265	$(2,721)	(3.7)

Software Licenses. The decrease in software license fees in dollars and as a percentage of revenues was primarily due to a reduction in software license revenues generated in the US as a result of a continued slowdown in overall information technology spending in the US, offset in part by an increase in the foreign currency exchange rate of the UK.

Service and Maintenance. The increase in service and maintenance fees in dollars and as a percentage of revenues was due to the revenue contribution from our WebSeries Legal eBilling offering which we introduced in May 2002 following our acquisition of substantially all of the assets of eVelocity, an increase in professional services revenues generated in Europe and an increase in the foreign currency exchange rate of the UK, offset in part by a reduction in professional services revenues generated in the US.

Equipment and Supplies. The decrease in equipment and supplies revenues was attributable to a decrease in revenues in the US and Europe as a result of the continued migration of customers to our web-based products and solutions, which are not equipment and supplies intensive, offset in part by an increase in the foreign currency exchange rate of the UK.

Cost of Revenues

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Cost of revenues:
Software licenses	$1,455	$1,936	$481	33.1
Service and maintenance	18,506	20,358	1,852	10.0
Equipment and supplies	14,457	13,615	(842)	(5.8)

Total cost of revenues	$34,418	$35,909	$1,491	4.3

Gross profit	$39,568	$35,356	$(4,212)	(10.6)

Software Licenses. Software license costs consist of expenses incurred by us to manufacture, package and distribute our software products and related documentation, costs of licensing third-party software incorporated into our products, and royalties to Northern Trust on revenues from our NetTransact product. Software license costs increased to 15% of software license fees in the fiscal year ended June 30, 2003 compared to 9% in the fiscal year ended June 30, 2002. The increase in software license costs was due primarily to an increased share of software license revenues generated in Europe and an increase in the volume of certain third party software used with some of our US products, on which we pay a royalty. Software revenues generated in Europe have historically carried a lower gross margin than US software revenues due to the cost of third party software, which is incorporated into and sold with the Europe software products.

Service and Maintenance. Service and maintenance costs were 50% of service and maintenance revenues in the fiscal year ended June 30, 2003 compared to 48% of service and maintenance revenues in the fiscal year ended June 30, 2002. The increase in service and maintenance costs was primarily attributable to the associated increase in professional services revenues generated in Europe as a result of an increase in the foreign currency exchange rate of the UK and an increase in US development personnel who were utilized to perform billable customer work, the cost of which is included as a component of services cost of revenues.

Equipment and Supplies. Equipment and supplies costs were 78% of equipment and supplies sales in the fiscal year ended June 30, 2003 compared to 73% in the fiscal year ended June 30, 2002. The decrease in equipment and supplies costs was attributable to the associated decrease in equipment and supplies revenues. The increase in equipment and supplies costs as a percentage of equipment and supplies revenues was attributable to reduced profit margins in Europe, resulting from an increase in shipping costs which carry no gross margin and, to a lesser extent, from higher third party costs associated with supplies that are sold in Europe.

Operating Expenses

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Operating expenses:
Sales and marketing	$19,504	$18,372	$(1,132)	(5.8)
Product development and engineering
Product development and engineering	13,795	10,836	(2,959)	(21.4)
Stock compensation expense	411	71	(340)	(82.7)
General and administrative	11,016	11,088	72	0.6
Amortization of intangible assets	33,634	8,830	(24,804)	(73.7)

Total operating expenses	$78,360	$49,197	$(29,163)	(37.2)

Sales and Marketing. Sales and marketing expenses decreased in the US as a result of a reduction in salaries and commissions, resulting from reduced headcount and lower revenues, particularly software revenues. These reductions were partially offset by employee severance and separation related costs as a result of cost reduction initiatives implemented in the US and in the UK during the first six months of fiscal year 2003 and by an increase in the foreign currency exchange rate of the UK.

Product Development and Engineering. The decrease in product development and engineering expenses was due to a reduction in salaries and employee related costs as a result of reduced US headcount and a shift in focus for certain US personnel from core development work to billable customer work, the cost of which is classified as a component of cost of revenues. The reductions in cost were partially offset by employee severance and separation related costs as a result of cost reduction initiatives implemented during fiscal year 2003, and by an increase in the foreign currency exchange rate of the UK.

Stock Compensation Expense. In connection with our acquisition of Flashpoint, we assumed all of the outstanding common stock options of Flashpoint, which were exchanged for options to purchase our common stock, and recorded deferred compensation of $1.3 million relating to the intrinsic value of the unvested options. The deferred compensation is being amortized to expense over the remaining vesting period of the options and resulted in $71,000 of stock compensation expense for fiscal 2003 and $411,000 of stock compensation expense for fiscal 2002. The decrease in stock compensation expense was due principally to the forfeiture of unvested stock options as a result of employee separations and the completion of the vesting period for certain of the stock options.

General and Administrative. The increase in general and administrative expenses was attributable to an increase in facility related expenses, due to a full year in our US headquarters facility, and an increase in the foreign currency exchange rate of the UK, offset in part by a reduction in salaries and related costs as a result of cost reduction initiatives implemented in the US and Europe.

Amortization of Intangible Assets. The decrease in amortization expense is due to the adoption of SFAS 142, effective July 1, 2002. Under SFAS 142, goodwill is no longer subject to recurring amortization but instead is tested for impairment annually, or more frequently when events or circumstances occur indicating that an asset might be impaired.

Other Income (Expense), Net

	Fiscal Year Ended June 30,		Increase (Decrease) Between Periods
	2002	2003	2003 Compared to 2002
	(in thousands)		(in thousands)%
Interest income	$369	$272	$(97)	(26.3)
Interest expense	(19)	(28)	(9)	47.4
Other, net	(287)	(433)	(146)	50.9

Other income (expense), net	$63	$(189)	$(252)	(400.0)

Interest Income. The decrease in interest income was attributable to a decrease in the rate of return, due to declining interest rates, on our investments during the fiscal year.

Interest Expense. Interest expense relates predominantly to interest associated with a promissory note that we assumed in connection with the acquisition of certain assets of eVelocity in May 2002.

Other Expense, Net. Other expense, net consists of losses on our equity investments and foreign currency transaction gains and losses. The other expense, net included impairment losses on our equity investments, which we judged to be other than temporary, in the amounts of $629,000 and $450,000 in the fiscal years ended June 30, 2003 and June 30, 2002. The investments are in non-public entities accounted for under the cost method. The carrying value of all of our equity investments was approximately $71,000 and $700,000 at June 30, 2003 and June 30, 2002, respectively.

Provision for Income Taxes. The provision for income taxes consists of a small amount of US state tax expense, which will be incurred irrespective of out net operating loss position.

Cumulative Effect of Accounting Change. Upon adoption of SFAS 142 on July 1, 2002, we recorded an impairment charge of $13.8 million associated with impairment of goodwill in the Bottomline Europe reporting unit. This amount has been reported as a cumulative effect of an accounting change, as required by SFAS 142, in the fiscal year ended June 30, 2003. There were no comparable items in the year ended June 30, 2002.

Net Loss. The decrease in the net loss was primarily due to the adoption of SFAS 142 under which goodwill is no longer subject to recurring amortization, offset by a goodwill impairment charge of $13.8 million, which was recorded as a cumulative effect of a change in accounting principle.

Liquidity and Capital Resources

We have financed our operations primarily from cash provided by operating activities and the sale of our common stock. We had net working capital of $17.3 million at June 30, 2004, including cash and cash equivalents and marketable securities totaling $25.0 million.

We have generated positive operating cash flows in each of our last three fiscal years. We believe that the cash generated from our operations and the cash, cash equivalents and marketable securities on hand, particularly given that we have no long-term debt obligations, will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future. We also may receive additional investments from, and make investments in, customers or other companies. However, any such transactions would be subject to the required Board of Directors, stockholders and potentially bank or regulatory approval. We also may undertake additional business or asset acquisitions.

Operating Activities

	Fiscal Year Ended June 30,
	2002	2003	2004
	(in thousands)
Net loss	$(38,789)	$(27,854)	$(2,418)
Non-cash adjustments	36,872	25,060	7,391
Decrease (increase) in accounts receivable	3,690	2,479	(3,098)
Decrease in refundable income taxes	2,520	—	—
All other, net	298	886	(92)

Net cash provided by operating activities	$4,591	$571	$1,783

Net cash provided by operating activities for the fiscal year ended June 30, 2004 was primarily due to the significant decrease in our net loss, partially offset by an increase in accounts receivable. Net cash provided by operating activities for the fiscal year ended June 30, 2003 was primarily due to the decrease in accounts receivable, partially offset by the net loss after non-cash items. Net cash provided by operating activities for the fiscal year ended June 30, 2002 was primarily due to the decrease in accounts receivable and refundable income taxes, partially offset by the net loss after non-cash items.

As of June 30, 2004 and 2003, our deferred tax assets had been fully reserved since, given the available evidence, it was deemed more likely than not that the deferred tax assets would not be realized.

At June 30, 2004, we have available US net operating loss carry-forwards of $22,771,000, which expire at various times through the year 2024. We also have $1,988,000 of foreign net operating loss carryforwards available with no statutory expiration date and $1,424,000 of research and development tax credits available, which expire at various points through the year 2024. Additionally, we have approximately $1,080,000 of tax benefit associated with non-qualified stock options that have been exercised. When realized against future period taxable income, this benefit will be recorded as an increase to additional paid in capital.

Investing Activities

	Fiscal Year Ended June 30,
	2002	2003	2004
	(in thousands)
Purchases of marketable securities, net	$—	$—	$(4,288)
Purchases of property and equipment	(3,707)	(1,840)	(1,752)
Acquisition of businesses and assets, net of cash acquired	(1,483)	(298)	(3,201)

Net cash used in investing activities	$(5,190)	$(2,138)	$(9,241)

Cash was primarily used in the fiscal year ended June 30, 2004 to acquire high quality marketable securities, to acquire Createform and ABM and, to a lesser extent, to acquire property and equipment. Cash was primarily used in the fiscal years ended June 30, 2003, and June 30, 2002, to acquire property and equipment and to acquire other businesses. We expect to incur capital expenditures in fiscal year 2005 consistent with 2004 levels.

Financing Activities

	Fiscal Year Ended June 30,
	2002	2003	2004
	(in thousands)
Proceeds from the sale of common stock, net	$17,246	$1,466	$—
Repurchase of common stock	(4,057)	(1,075)	(367)
Proceeds from exercise of stock options and employee stock purchase plan	1,060	1,133	3,010
Payment of long-term debt and liabilities assumed upon acquisition	(1,025)	(253)	(584)
Payment of bank financing fees	(25)	(25)	(25)

Net cash provided by financing activities	$13,199	$1,246	$2,034

Net cash provided by financing activities for the fiscal year ended June 30, 2004 was the result of proceeds received from the exercise of employee stock options and the employee stock purchase plan, partially offset by the repurchase of our common stock. Net cash provided by financing activities for the fiscal year ended June 30, 2003 was primarily the result of proceeds received from the sale of our common stock to General Atlantic Partners, LLC (General Atlantic), a global private equity investment firm, the exercise of stock options and the exercise of options under the employee stock purchase plan, partially offset by the repurchase of our common stock. Net cash provided by financing activities in the fiscal year ended June 30, 2002 was primarily the result of proceeds received from the sale of our common stock to General Atlantic, partially offset by the repurchase of our common stock.

Common Stock and Common Stock Warrants

In October 2001, we entered into a lease amendment for our corporate headquarters. In connection with the lease amendment, we issued a $2 million letter of credit to our landlord (see Note 8 of our consolidated financial statements). Also in connection with the lease amendment, we issued the landlord 100,000 shares of our common stock and a warrant to purchase an additional 100,000 shares of our common stock at an exercise price of $4.25 per share. The warrant was fully vested and exercisable upon issuance and expires in October 2004. The fair value of the common stock and warrant issued of $750,000 was capitalized and is being amortized as rent expense over the term of the lease. The warrant was valued using the Black-Scholes method of valuation.

In January 2002, we entered into a stock purchase agreement with entities affiliated with General Atlantic, whereby we issued 2.1 million shares of common stock at $8.25 per share, generating gross proceeds to us of approximately $17.3 million.

In March 2003, we entered into a stock purchase agreement with General Atlantic, an affiliate of ours, whereby we issued 270,000 shares of common stock at $5.54 per share, generating gross proceeds to us of approximately $1.5 million.

Note Payable and Credit Facilities

In May 2002, in connection with our acquisition of substantially all of the assets and assumption of certain liabilities of eVelocity, we assumed the obligation on a promissory note issued to a third party in the principal amount of $758,600 plus accrued interest. Under the terms of the promissory note, principal plus accrued interest was due in three equal installments. The third and final principal and interest payment was made on February 15, 2004.

In January 2004, we extended, through December 26, 2004, our Loan and Security Agreement (Credit Facility), which provides for aggregate borrowings of up to $5 million and requires us to maintain certain financial covenants. Additionally, we would be required to obtain the bank’s approval prior to the payment of any dividends on our common stock. Eligible borrowings are based on a borrowing base calculation of our eligible accounts receivable as defined in the Credit Facility. Borrowings under the Credit Facility are secured by substantially all of our US owned assets, bear interest at the bank’s prime rate (4.25% at June 30, 2004) plus one-half of one percent and are due on the expiration date of the Credit Facility. The Credit Facility also provides for the issuance of up to $2 million in letters of credit for, and on our behalf. The borrowing capacity under the Credit Facility is reduced by any outstanding letters of credit. At June 30, 2004, a $2 million letter of credit had been issued to our landlord as part of a lease amendment for our corporate headquarters. There were no outstanding borrowings under the Credit Facility at June 30, 2004.

In January 2004, our subsidiary, Bottomline Europe, renewed through December 30, 2004, our Committed Overdraft Facility (Overdraft Facility), which provides for borrowings of up to 2 million British Pound Sterling. Borrowings under this Overdraft Facility are secured by substantially all assets of Bottomline Europe, bear interest at the bank’s base rate (4.50% at June 30, 2004) plus 2% and are due on the expiration date of the Overdraft Facility. As disclosed in Note 14, Bottomline US has guaranteed repayment of any amounts borrowed under the Overdraft Facility. There were no outstanding borrowings under the Overdraft Facility at June 30, 2004.

At June 30, 2004, a $50,000 Australian (approximately $35,000 US dollars based on the exchange rate in effect at June 30, 2004) letter of credit had been issued by our subsidiary CLS Research Pty Ltd. to its landlord as part of its office lease in Melbourne, Australia.

Product and Business Acquisitions

In May 2003, we acquired certain assets and assumed certain liabilities of the A1 Group of Companies (The) Limited (A1). The initial purchase consideration (based on exchange rates in effect at the date of the acquisition) was approximately $302,000 in cash. In addition to the initial purchase consideration, contingent consideration of $125,000 (based on the quarter ended December 31, 2003 exchange rates) was paid to A1 in December 2003, after the completion of a detailed review and evaluation of A1’s customer lists and customer contracts we acquired. The value of the contingent consideration was recorded as component of the acquired customer related intangible assets. From the date of acquisition forward, transactions associated with the A1 acquisition are included in our Outsourced Solutions segment.

In September 2003, we acquired all of the outstanding stock of Createform. The initial purchase consideration for Createform was approximately $7,900,000, consisting of approximately $2,800,000 in cash, 563,151 shares of our common stock with a value of approximately $4,800,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of 298,630 shares of our common stock with a value of approximately $3,165,000 was due to the selling shareholders of Createform as of June 2004, based on certain Createform operating results achieved during fiscal year 2004 (for expanded discussion see Note 3 of our consolidated financial statements). The value of the contingent consideration was recorded as component of the goodwill at June 30, 2004. From the date of acquisition forward, transactions associated with Createform are included in our Licensed Technology segment.

In May 2004, Bottomline Europe acquired certain assets and assumed certain liabilities of ABM. The initial purchase consideration was approximately $2,740,000 based on exchange rates in effect at the date of the acquisition. The initial purchase consideration consisted of 300,000 shares of our common stock with a value of approximately $2,319,000, cash of $303,000 and transaction costs. In addition to the initial purchase consideration, contingent consideration of approximately $245,000 in cash (based on the exchange rate at September 7, 2004) will be paid to the ABM shareholders in September 2004, after the conclusion of a detailed review and evaluation of ABM’s customer lists and customer contracts acquired. The value of the contingent consideration will be recorded as a component of goodwill upon issuance. From the date of acquisition forward, transactions associated with the ABM acquisition are included in our Licensed Technology segment.

Repurchase of Common Stock

In July 2002, our board of directors announced that it had authorized a repurchase program, for the repurchase of up to $3.0 million of our common stock. At June 30, 2004, we had repurchased 242,650 shares at an average repurchase price of $5.79 per share. The approximate remaining dollar value of shares available for repurchase under this program is $1.6 million. During the three months ended June 30, 2004, we did not repurchase any shares under this program.

Contractual Obligations

Following is a summary of future payments that we are required to make under existing contractual obligations as of June 30, 2004:

	Payments Due by Fiscal Period
	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years	Total
	(in thousands)
Operating lease obligations	$2,342	$3,776	$3,723	$3,915	$13,756
Amount due under overdraft facilities	—	—	—	—	—

Total	$2,342	$3,776	$3,723	$3,915	$13,756

Purchase orders are not included in the table above. Our purchase orders represent authorizations to purchase rather than binding agreements. The contractual obligation amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum services to be used; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Obligations under contract that we can cancel without a significant penalty are not included in the table above.

Off-Balance Sheet Arrangements

During the twelve months ended June 30, 2004, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose or variable interest entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from their non-independent relationship with us.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making an investment decision involving our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our common stock has experienced and may continue to undergo extreme market price and volume fluctuations

Stock markets in general, and The NASDAQ Stock Market in particular, have experienced extreme price and volume fluctuations, particularly in recent years. Broad market fluctuations of this type may adversely affect the market price of our common stock. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:

•	general and industry-specific business, economic and market conditions;

•	actual or anticipated fluctuations in operating results, including those arising as a result of any impairment of goodwill or other intangible assets related to past or future acquisitions;

•	changes in or our failure to meet analysts’ or investors’ estimates or expectations;

•	public announcements concerning us, including announcements of litigation, our competitors or our industry;

•	introductions of new products or services or announcements of significant contracts by us or our competitors;

•	acquisitions, strategic partnerships, joint ventures, or capital commitments by us or our competitors;

•	adverse developments in patent or other proprietary rights; and

•	announcements of technological innovations by our competitors.

Our fixed costs may lead to operating results below analyst or investor expectations if our revenues are below anticipated levels, which could adversely affect the market price of our common stock

A significant percentage of our expenses, particularly personnel and facilities costs, are relatively fixed and based in part on anticipated revenue levels. We have recently experienced slowing growth rates due to the challenging economic climate in the technology arena. A decline in revenues without a corresponding and timely slowdown in expense growth could negatively affect our business. Significant revenue shortfalls in any quarter may cause significant declines in operating results since we may be unable to reduce spending in a timely manner.

Quarterly operating results that are below the expectations of public market analysts could adversely affect the market price of our common stock. Factors that could cause fluctuations in our operating results include the following:

•	economic conditions, which may affect our customers’ and potential customers’ budgets for information technology expenditures;

•	the timing of orders and longer sales cycles, particularly due to the increased average sales price of our software solutions;

•	the timing of product implementations, which are highly dependent on customers’ resources and discretion;

•	the incurrence of costs relating to the integration of software products and operations in connection with acquisitions of technologies or businesses; and

•	the timing and market acceptance of new products or product enhancements by either us or our competitors.

Because of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.

Our mix of products and services could have a significant effect on our financial condition, results of operations and the market price of our common stock

Our products and services have considerably varied gross margins. Our software revenues generally yield significantly higher gross margins than do our service, maintenance, and equipment and supplies revenue streams. In recent fiscal years we experienced a decrease in our software license fees, particularly in the US, as a result of the continued slowdown in overall IT spending. If software license fees continue to decline or if the mix of our products and services in any given period does not match our expectations, our results of operations and the market price of our common stock could be significantly affected.

As a result of our acquisitions, we could be subject to significant future write-offs with respect to intangible assets, which may adversely affect our future operating results

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which required that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested annually for impairment, or more frequently when events or circumstances occur indicating that goodwill might be impaired. Effective July 1, 2002 we adopted SFAS 142, which required us to perform a transitional impairment test on all indefinite lived intangible assets. In connection with our transition to SFAS 142, we recorded an impairment charge of $13.8 million in relation to the goodwill of our Bottomline Europe reporting unit. At June 30, 2004, the carrying value of our goodwill and our other intangible assets was $26.2 million and $8.5 million, respectively. While we reviewed our goodwill during our fourth quarter and concluded that there was no impairment, we could be subject to future impairment charges with respect to these intangible assets, or intangible assets arising as a result of additional acquisitions in future periods. Such charges, to the extent occurring, would likely have a material adverse effect on our operating results.

We face risks associated with our international operations that could harm our financial condition and results of operations

In recent periods, a significant percentage of our revenues have been generated by our international operations, and our future growth rates and success are in part dependent on our continued growth and success in international markets. As a result of the Createform acquisition, we now have operations in Australia, in addition to the US and the UK. As is the case with most international operations, the success and profitability of such operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:

•	difficulties and costs of staffing and managing foreign operations;

•	differing regulatory and industry standards and certification requirements;

•	the complexities of foreign tax jurisdictions;

•	reduced protection for intellectual property rights in some countries;

•	currency exchange rate fluctuations; and

•	import or export licensing requirements.

A significant percentage of our revenues to date have come from our payment management offerings and our performance will depend on continued market acceptance of these solutions

A significant percentage of our revenues to date have come from the license and maintenance of our payment management offerings and sales of associated products and services. Any significant reduction in demand for our payment management offerings could have a material adverse effect on our business, operating results and financial condition. Our future performance could depend on the following factors:

•	continued market acceptance of our payment management offerings as a payment management solution;

•	prospective customers’ dependence upon enterprises seeking to enhance their payment functions to integrate electronic payment capabilities;

•	our ability to introduce enhancements to meet the market’s evolving needs for secure payments and cash management solutions; and

•	continued acceptance of desktop and enterprise software, and laser check printing solutions.

Our future financial results will be affected by the acceptance of electronic invoice presentment product offerings in an emerging market

Our electronic invoice presentment business model is in the early stages of market adoption, even though the product has been generally available from us and our competitors for some time. Customers and potential customers may not be ready to adopt our electronic invoice presentment business model, or may be slower to adopt the model than we, or the public market analysts, anticipate. If this emerging market does not adopt our business model or the market does not respond as quickly as we expect, our future results could be materially and adversely affected.

We face significant competition in our targeted markets, including competition from companies with significantly greater resources

In recent years we have encountered increasing competition in our targeted markets. We compete with a wide range of companies, ranging from small start-up enterprises with limited resources, which compete principally on the basis of technology features or specific customer relationships, to large companies, which can leverage significant customer bases and financial resources. Given the size and nature of our targeted markets, the implementation of our growth strategy and our success in competing for market share generally may be dependent on our ability to grow our sales and marketing capabilities and maintain a critical level of financial resources.

Integration of acquisitions could interrupt our business and our financial condition could be harmed

We have made several acquisitions of companies and assets in the past, including our acquisitions of Createform and ABM during fiscal 2004, and may, in the future, acquire or make investments in other businesses, products or technologies. Any acquisition or strategic investment we have made in the past or may make in the future may entail numerous risks, including the following:

•	difficulties integrating acquired operations, personnel, technologies or products;

•	inadequacy of existing operating, financial and management information systems to support the combined organization or new operations;

•	write-offs related to impairment of goodwill and other intangible assets;

•	entrance into markets in which we have no or limited prior experience or knowledge;

•	diversion of management’s focus from our core business concerns;

•	dilution to existing stockholders and earnings per share;

•	incurrence of substantial debt; and

•	exposure to litigation from other third parties, including claims related to intellectual property or other assets acquired or liabilities assumed.

Any such difficulties encountered as a result of any merger, acquisition or strategic investment could have a material adverse effect on our business, operating results and financial condition.

The slowdown in the economy experienced in recent fiscal years has affected the market for information technology solutions, including our products and services, and if this slowdown continues our future financial results could be materially adversely affected

As a result of recent unfavorable economic conditions and reduced capital spending by our customers and potential customers, demand for our products and services has been adversely affected. In recent years, this has resulted in decreased revenues, particularly software license revenues, and a decline in our historic growth rate. To date, the US marketplace has been particularly affected but there can be no assurance that this trend will not extend, to the same degree, to the UK marketplace where we also have significant operations. Our future results will be materially and adversely affected if this slowdown continues or worsens and our revenues continue to be adversely impacted. During recent fiscal years, we implemented several cost reduction initiatives in an attempt to improve our profitability. If current economic conditions continue or worsen, those cost reductions may prove to be inadequate and we may experience a material adverse impact on our business, operating results, and financial condition.

We depend on key employees who are skilled in e-commerce, payment, cash and document management and invoice presentment methodology and Internet and other technologies

Our success depends upon the efforts and abilities of our executive officers and key technical employees who are skilled in e-commerce, payment methodology and regulation, and Internet, database and network technologies. The loss of one or more of these individuals could have a material adverse effect on our business. We currently do not maintain “key man” life insurance policies on any of our employees. While some of our executive officers have employment or retention agreements with us, the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition.

We must attract and retain highly skilled personnel with knowledge in e-commerce, payment, cash and document management and invoice presentment methodology and Internet and other technologies

We believe that our success is in part dependent upon our ability to attract, hire, train and retain highly skilled technical, sales and marketing, and support personnel, particularly with expertise in e-commerce, payment, cash management and invoice methodology and Internet and other technologies. Competition for qualified personnel is intense. As a result, we may experience increased compensation costs that may not be offset through either improved productivity or higher sales prices. There can be no assurances that we will be successful in attracting, recruiting or retaining existing personnel. Based on our experience, it takes an average of nine months for a salesperson to become fully productive. We cannot assure you that we will be successful in increasing the productivity of our sales personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

An increasing number of large and more complex customer contracts, or contracts that involve the delivery of services over contractually committed periods, may delay the timing of our revenue recognition and affect our operating results, financial condition and the market price of our stock

Due to an increasing number of large and more complex customer contracts, we have experienced, and will likely continue to experience, delays in the timing of our revenue recognition. These large and complex customer contracts generally require significant implementation work, product customization and modification resulting in the recognition of revenue over the period of project completion, which normally spans several quarters. Additionally, certain of our products and services are sold on a hosted basis, which can involve contractually defined service periods. In such cases, revenue is typically recorded over the expected life of the arrangement, rather than at the outset of the arrangement, thus lengthening the period of revenue recognition. Delays in revenue recognition on these contracts could affect our operating results, financial condition and the market price of our common stock.

Increased competition may result in price reductions and decreased demand for our product solutions

The markets in which we compete are intensely competitive and characterized by rapid technological change. Some competitors in our targeted markets have longer operating histories, significantly greater financial, technical, and marketing resources, greater brand recognition and a larger installed customer base than we do. We expect to face additional competition as other established and emerging companies enter the markets we address. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their product offerings and to offer more comprehensive solutions. This growing competition may result in price reductions of our products and services, reduced revenues and gross margins and loss of market share, any one of which could have a material adverse effect on our business, operating results and financial condition.

Our success depends on our ability to develop new and enhanced software, services and related products

The markets in which we compete are subject to rapid technological change and our success is dependent on our ability to develop new and enhanced software, services and related products that meet evolving market needs. Trends that could have a critical impact on us include:

•	the adoption of the newly mandated BACSTEL IP electronic payment format in the UK marketplace, which refers to the payments technology upgrade mandated by UK BACS (Bankers Automated Clearing Services), which could cause delay and uncertainty with our customers’ and potential customers’ purchase decisions;

•	rapidly changing technology, which could cause our software to become suddenly outdated or could require us to make our products compatible with new database or network systems;

•	evolving industry standards, mandates and laws, such as those mandated by the National Automated Clearing House Association and the Association for Payment Clearing Services; and

•	developments and changes relating to the Internet that we must address as we maintain existing products and introduce any new products.

There can be no assurance that technological advances will not cause our technology to become obsolete or uneconomical. If we are unable to develop and introduce new products, or enhancements to existing products, in a timely and successful manner, our business, operating results and financial condition could be materially adversely affected.

Our products could be subject to future legal or regulatory actions, which could have a material adverse effect on our operating results

Our software products and hosted services offerings facilitate the transmission of business documents and information including, in some cases, confidential financial data related to payments, invoices and cash management. Our web-based software products, and certain of our hosted services offerings, transmit this data electronically. While we believe that all of our product and service offerings comply with current regulatory and security requirements, there can be no assurance that future legal or regulatory actions will not impact our product and service offerings. To the extent that regulatory or legal developments mandate a change in any of our products or services, or alter the demand for or the competitive environment of our products and services, we might not be able to respond to such requirements in a timely or successful manner. If this were to occur, our business, operating results and financial condition could be materially adversely affected.

Any unanticipated performance problems or bugs in our product offerings could have a material adverse effect on our future financial results

If the products that we offer do not continue to achieve market acceptance, our future financial results will be adversely affected. Since many of our software solutions are still in early stages of adoption and since most of our software products are continually being enhanced or further developed in response to general marketplace demands, any unanticipated performance problems or bugs that we have not been able to detect could result in additional development costs, diversion of technical and other resources from our other development efforts, negative publicity regarding us and our products, harm to our customer relationships and exposure to potential liability claims. In addition, if our products do not enjoy wide commercial success, our long-term business strategy will be adversely affected, which could have a material adverse effect on our business, operating results and financial condition.

We could incur substantial costs resulting from warranty claims or product liability claims

Our software license agreements typically contain provisions that afford customers a degree of warranty protection in the event that our software fails to conform to its written specifications. These agreements typically contain provisions intended to limit the nature and extent of our risk of warranty and product liability claims. There is a risk, however, that a court might interpret these terms in a limited way or could hold part or all of these terms to be unenforceable. Furthermore, some of our licenses with our customers are governed by non-U.S. law, and there is a risk that foreign law might provide us less or different protection. While we maintain general liability insurance, including coverage for errors and omissions, we cannot be sure that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims. Although we have not experienced any material warranty or product liability claims to date, a warranty or product liability claim, whether or not meritorious, could result in substantial costs and a diversion of management’s attention and our resources, which could have an adverse effect on our business, operating results and financial condition.

We could be adversely affected if we are unable to protect our proprietary technology and could be subject to litigation regarding our intellectual property rights, causing serious harm to our business

We rely upon a combination of patent, copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. However, we cannot assure you that our patents, pending applications for patents that may issue in the future, or other intellectual property will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that the patents will not be challenged, invalidated or circumvented. We enter into agreements with our employees and customers that seek to limit and protect the distribution of proprietary information. Despite our efforts to safeguard and maintain our proprietary rights, there can be no assurance that such rights will remain protected or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property rights or as a result of an alleged infringement of the intellectual property rights of others. These claims, whether or not meritorious, could require us to spend significant sums in litigation, pay damages, delay product implementations, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claim. These claims could have a material adverse effect on our business, operating results and financial condition.

We may incur significant costs from class action litigation as a result of expected volatility in our common stock

In the past, companies that have experienced market price volatility of their stock have been the targets of securities class action litigation. In August 2001, we were named as a party in one of the so-called “laddering” securities class action suits relating to the underwriting of our initial public offering. We could incur substantial costs and experience a diversion of our management’s attention and resources in connection with such litigation, which could have a material adverse effect on our business, financial condition and results of operations.

Our future financial results will depend on our ability to manage growth effectively

In the past, rapid growth has strained our managerial and other resources. Recently, we have experienced slowing growth rates due to challenging economic conditions. If our historical growth rate resumes, our ability to manage that growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. We cannot assure you that our personnel, systems and controls will be adequate to support future growth, if any. If we are unable to manage growth effectively, should it occur, the quality of our services, our ability to retain key personnel and our business, operating results and financial condition could be materially adversely affected.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk.

Interest rate risk

Our exposure to financial risk, including changes in interest rates, relates primarily to cash and cash equivalents. These investments bear interest at a variable interest rate, which is subject to market changes. We have not entered into any interest rate swap agreements, or other instruments to minimize our exposure to interest rate fluctuations. We have not had any derivative instruments in the past and do not presently plan to in the future. Our investment portfolio consists of demand deposit accounts, money market mutual funds and high quality debt securities. Due to the short-term average maturity of the investment portfolio, a sudden sharp change in interest rates would not have a material adverse effect on the value of the portfolio. Based on our investment portfolio and interest rates, a 100 basis point increase or decrease in interest rates would result in an increase or decrease of approximately $259,000, $258,000 and $250,000 for the fiscal years ended 2002, 2003 and 2004, respectively, in our results from operations and cash flows.

Foreign currency exchange rate risk

We have operations located in the United Kingdom, where the functional currency is British Pound Sterling (the Pound). Also, since the acquisition of Createform on September 18, 2003, we have had operations located in Australia where the functional currency is Australian Dollar. We have not entered into any foreign currency hedging transactions or other instruments to minimize our exposure to foreign currency exchange rate fluctuations nor do we presently plan to in the future.

Foreign currency translation risk

Based on the current level of our Australian operations, our financial results would likely not be significantly affected if the Australian Dollar experiences significant fluctuations over a short period of time. However, our operations could be significantly affected if the Pound experiences significant fluctuations over a short period of time. A 10% increase or decrease in the average exchange rate between the Pound and the US dollar would result in an increase or decrease to revenue of approximately $2,852,000 for fiscal 2002, $3,030,000 for fiscal 2003 and $3,488,000 for fiscal 2004. A 10% increase or decrease in the average exchange rate between the Pound and the US dollar would result in an increase or decrease to net loss of approximately $2,377,000 for fiscal 2002, $2,251,000 for fiscal 2003, and $337,000 for fiscal 2004.

Foreign currency transaction risk

Foreign currency transaction gains and losses are generally not significant and our financial results would likely not be significantly affected in the event of a 10% increase or decrease in the average exchange rates between the US dollar, the Pound, or the Australian dollar.